Exhibit 99.1

Aspen Technology Announces Selected Preliminary Fiscal First Quarter 2008
Results

Burlington, Mass. - November 20, 2007 - Aspen Technology, Inc. (Nasdaq: AZPN), a leading provider of software and services to the process industries, today announced selected preliminary financial results for its fiscal first quarter 2008.

The company reported license bookings of approximately $36 million during the fiscal first quarter 2008, with license bookings defined as the total net present value of all license contracts signed in the quarter.  This represents an increase of 50% compared to license bookings of approximately $24 million in the first quarter of fiscal 2007.

The company ended September 30, 2007 with $128 million in cash and cash equivalents, which is a decrease compared to $132 million at the end of the previous quarter.  The sequential decline in cash was primarily due to cash payments related to incentive compensation following the company’s record fiscal 2007 results.  On a year-over-year basis, the company’s cash and cash equivalents increased $39 million from a balance of $89 million at September 30, 2006.

Mark Fusco, Chief Executive Officer of Aspen Technology, said “We are pleased with the company’s operational performance in the first quarter, with strong year-over-year growth in license bookings highlighting what was a strong start to the fiscal year.  Our end markets are strong, the company’s point solutions and aspenONE suite remain best-in-class and our worldwide organization is executing at a high level.”  Fusco added, “With solid market demand, a differentiated value proposition and industry leading domain expertise, we are optimistic about the company’s fundamental outlook for the remainder of fiscal 2008.”

Brad Miller, Chief Financial Officer of AspenTech, said “We have made considerable progress in becoming current with all of our outstanding financial reporting requirements, including the fiscal 2007 10-K and our fiscal first quarter 2008 10-Q.  We are committed to addressing these matters and intend to become current in these filings by January 18, 2008, the extension date we requested at our recent hearing with Nasdaq.”

Conference Call and Webcast

AspenTech will host a conference call and webcast today, November 20, 2007, at 4:45pm (Eastern Time) to discuss the company’s selected preliminary first quarter fiscal 2008 financial performance and related corporate and financial matters. The live dial-in number is (877) 239-3024, conference ID code 24153750.  Interested parties may also listen to a live webcast of the call by logging on to the Investor Relations section of AspenTech’s website, http://www.aspentech.com/corporate/investor.cfm, and clicking on the “webcast” link. A replay of the call will be archived on AspenTech’s website and will also be available via telephone at (800) 642-1687 or (706) 645-9291, conference ID code 24153750 through November 28, 2007.

About AspenTech

AspenTech is a leading provider of award-winning process optimization software and services. AspenTech’s integrated aspenONETM solutions enable manufacturers to reduce costs, increase capacity, and optimize operational performance end-to-end throughout the engineering, plant operations, and supply chain management processes, resulting in millions of dollars in cost savings. For more information, visit www.aspentech.com.

© 2007 Aspen Technology, Inc. AspenTech, aspenONE and the Aspen leaf logo are trademarks of Aspen Technology, Inc. All rights reserved. All other trademarks are property of their respective owners.

This press release may contain forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results may vary significantly from AspenTech’s expectations based on a number of risks and uncertainties, including, without limitation: AspenTech’s plan to improve operational performance may not be implemented effectively; AspenTech has identified material weaknesses in its internal controls with respect to software license revenue recognition and other matters, that, if not remedied effectively, could result in material misstatements; risks around securities litigation and investigations; AspenTech’s lengthy sales cycle makes it difficult to predict quarterly operating results; fluctuations in AspenTech’s quarterly operating results; AspenTech’s dependence on customers in the cyclical chemicals, petrochemicals and petroleum industries; the possibility of new accounting standards or the interpretation of existing accounting standards affecting our financial results; AspenTech’s ability to raise additional capital as required; intense competition; AspenTech’s need to develop and market products successfully; reliance on relationships with strategic partners; challenges associated with international operations; and other risk factors described from time to time in AspenTech’s periodic reports filed with the Securities and Exchange Commission. AspenTech cannot guarantee any future results, levels of activity, performance, or achievements. AspenTech expressly disclaims any current intention to update forward-looking statements after the date of this press release.